Exhibit 99.1

                Yum! Brands Inc. Reports First-Quarter
           Earnings Per Share of $0.47, an Increase of 21%

    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 21, 2004--Yum! Brands Inc. (NYSE: YUM) today reported results for the first-quarter ended March 20, 2004.

    -- Raises full-year 2004 EPS guidance $0.03 to at least $2.30 prior to special items, an increase of 12%, and reported EPS to at least $2.32.

    -- Reports Period 4 estimated international system sales increased 12% in U.S. dollar terms or 3% prior to U.S. dollar conversion. The company estimates the avian-flu situation in Asia adversely impacted Period 4 results by approximately 5 to 6 percentage points prior to U.S. dollar conversion; currently, sales in all affected Asian markets, including China, have recovered.

    -- Reports Period 4 estimated U.S. blended same-store sales at company restaurants increased 1% (Taco Bell, +6%; Pizza Hut, +3%; KFC, -7%); excluding the timing impact of the Easter holiday weekend, U.S. blended same-store sales at company restaurants increased 2%.

    Key points relative to first-quarter 2004 performance versus first-quarter 2003:

    --  International operating profit grew 36%.

    -- International system restaurants in operation expanded by 5%, the 15th consecutive quarter of at least 5% year-over-year growth.

    -- Growth of system restaurants in operation was +25% in China; +8% in the U.K.; +6% in international franchise-only markets.

    --  U.S. multibrand restaurants in operation expanded by 19%.

    --  U.S. blended systemwide same-store sales increased 4%.

    -- Worldwide restaurant margin increased 0.6 percentage points to 14.7%.

    -- Higher U.S. commodity costs adversely impacted U.S. restaurant margin by approximately 0.6 percentage points.

    --  The company repurchased $216 million of its own shares.



                   Consolidated Financial Highlights

                                                 First Quarter
                                         ----------------------------
                                           2004      2003    % Change
                                         --------  --------  --------
System Restaurants                        30,886    30,468      +1
Systemwide Same-Store-Sales Growth         +3%       (1)%       NM
Revenues ($ million)                      $1,970    $1,802      +9
Reported EPS                               $0.47     $0.39     +21


    David C. Novak, Chairman and CEO, said: "I am pleased to report we are raising our full-year 2004 estimate to at least $2.30 or 12% growth prior to special items. This reflects our confidence that we will once again exceed our 10% annual EPS growth target. Our estimate includes the impact of increased commodity inflation in the U.S., which has minimal effect on our largest and fastest growing division, Yum! Restaurants International. In fact, international profits grew 36%, and system sales grew by 8% in local currency for the first quarter, and we anticipate once again opening at least 1,000 new system restaurants outside the U.S. this year.
    "In the U.S., Taco Bell continues to generate strong, positive same-store-sales results driven by product news and steady operations improvement. Pizza Hut results were driven by the successful introduction of the innovative 4forAll(TM) Pizza. As expected, KFC's sales performance continues to be negative. However, we expect positive same-store-sales growth in the second half of the year as KFC executes a major brand relaunch including the roll out of a new menu board, new advertising campaign and new products.
    "It is also important to note that while second-quarter international system-sales growth will be adversely affected by the avian flu, China sales trends have fully recovered, and we expect this key market will continue to report rapid growth in 2004.
    "Shareholders should continue to expect us to execute against the unique growth opportunities that make us anything but an ordinary restaurant company: profitable international expansion, steady improvement in operations, and multibranding category-leading brands."


INTERNATIONAL BUSINESS
----------------------
                                             First Quarter
                                  ------------------------------------
(million, except restaurant                   Incr/(Decr)
 counts and percentages)          ------------------------------------
                                    2004    2003   Reported  Excl F/x
                                  ------------------------------------
Financial Measures
Revenues                            $673    $550     +22%      +14%
Operating Profit                    $130     $95     +36%      +28%
----------------------------------------------------------------------
Operating Metrics
Est. System-Sales Growth                             +18%       +8%
System Restaurants                 12,286  11,658     +5%       NM


    A key growth driver for this business segment is profitable new-restaurant expansion.
    In the first quarter, continued expansion of our key international brands -- KFC and Pizza Hut -- and positive system same-store-sales growth drove international revenue, system-sales and operating-profit growth.
    First-quarter international system-sales growth prior to foreign currency conversion was 8%. Overall, system restaurants in operation grew 5%, a significant contributing factor to this performance. Our two most important markets, China and the U.K., increased system sales in local currency terms by 40% and 10% respectively. Growth of system restaurants in operation of 25% in China and 8% in the U.K. were key factors. The company's international franchise-only markets, representing 34% of international system restaurants, had 10% growth in system sales prior to currency conversion and 6% growth of system restaurants in operation.
    Other markets contributing positively to overall system-sales growth prior to foreign currency conversion included Australia and Korea. Performance in Mexico, Canada, and Japan had an adverse impact to overall international system-sales growth.
    Restaurant margin as a percentage of sales increased 0.7 percentage points prior to the unfavorable impact from foreign currency translation of 0.3 percentage points. The increase was primarily driven by same-store-sales growth and the addition of new restaurants with above-average margins, principally in China. The increase was partially offset by the company operating Taco Bell and Pizza Hut restaurants in Canada that were previously owned by the Canada joint venture, which negatively impacted international restaurant margin by 0.9 percentage points. For the balance of the year, the company expects the adverse effect on margin of foreign currency translation and the dissolution of the Canada joint venture will continue to negatively impact international restaurant margin.
    Overall, foreign currency conversion added $8 million to operating profit.


UNITED STATES BUSINESS
----------------------
                                               First Quarter
(million, except restaurant           --------------------------------
 counts and percentages)                2004       2003   Incr/(Decr)
                                      --------------------------------
Financial Measures
Revenues                               $1,297     $1,252       +4%
Operating Profit                        $172       $163        +6%
----------------------------------------------------------------------
Operating Metrics
System Restaurants                     18,600     18,810      (1)%
Multibrand Restaurants                  2,221      1,869      +19%
Systemwide
Same-Store-Sales Growth                 +4%        (2)%        NM


    In the first quarter, the primary drivers of revenue growth were higher same-store sales and continued development of new, higher-volume restaurants, which, on average, more than offset reduced revenues and profits associated with the closure of lower-volume restaurants.
    System restaurants declined by one percent due primarily to closures of Pizza Hut dine-in restaurants and certain lower-volume A&W single-brand mall restaurants. The U.S. restaurant portfolio continues to be upgraded with new restaurants, which, on average, are higher volume, and many are multibrand. Opening new restaurants with higher volumes than those restaurants that were closed contributed 1 percentage point of revenue growth.
    U.S. restaurant margin increased 0.6 percentage points versus the prior year, driven by positive same-store sales partially offset by higher occupancy and commodity (primarily cheese and beef) costs. Occupancy costs increased, primarily due to higher utility costs and the amendment of two Long John Silver's sale/lease-back agreements that were previously accounted for as financings now being accounted for as operating leases. As a result of these amendments in the third quarter of 2003, the payments made under these agreements that were previously recorded primarily as interest expense are now recorded as rent expense.


WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------

System New-Restaurant Openings               First Quarter
                                          -------------------
Worldwide                                         280
Key Markets
 United States                                     81
 International Franchise-Only Markets              77
 China                                             74
 Australia/New Zealand                             11
 U.K.                                               8
 Mexico                                             7
 South Korea                                        3


    System new-restaurant openings for the first quarter were primarily driven by growth in new international KFC and Pizza Hut restaurants in the key international markets noted in the preceding table. Franchise and joint-venture partners opened more than 70% of systemwide new international restaurants for the first quarter.
    In key markets with a company operations presence, restaurant counts increased 25% in China, 8% in the U.K., 8% in Mexico and 2% in Korea versus the end of first-quarter 2003. In franchise-only markets, year-over-year restaurant growth was 6%, specifically, Asia, 9%; southern Africa, 6%; the Middle East, 5%; and Caribbean/Latin America, 4%.
    In the U.S. market, the majority of new-restaurant openings were KFC and Pizza Hut restaurants. Over 60% of the U.S. new-restaurant openings were franchised. KFC new-restaurant openings were approximately 60% multibrand restaurants.
    This discussion excludes changes in license-unit locations, which are expected to have no material impact on the company's overall profit performance in 2004. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.


MULTIBRANDING EXPANSION
-----------------------
                                            First Quarter
Multibrand Restaurants in             2004    2003     Incr/(Decr)
 Operation                           ------  ------  --------------
U.S. Systemwide                       2,221   1,869      +19%
   % U.S. System Restaurants           12%     10%      +2 ppts


    In the first quarter, 91 multibrand restaurants were added in the U.S., bringing the total to 2,221 U.S. multibrand restaurants in operation at the end of the first quarter. Of the 91 U.S. multibrand additions, 53% were conversions of existing single-brand restaurants including 9% that were rebuilds on existing sites. The remaining 47% were new-restaurant openings including 13% that were relocations -- building a new restaurant in place of an older restaurant nearby. More than 50% of the 2,221 U.S. multibrand restaurants in operation at the end of the first quarter were franchised.
    In the U.S., the company's principal multibrand focus will combine Long John Silver's with A&W, Taco Bell or KFC. Additional multibrand combinations will include KFC with A&W. Pizza Hut will expand testing of multibrand combinations in delivery/carry-out restaurants with the newly created brand WingStreet.


FRANCHISE GROWTH AND FEES
-------------------------

                                                    First
                                                   Quarter
                                                 -----------
Franchise Net New-Restaurant Growth                  +1%
Total Franchise Fees ($ million)                    $223
   Growth Vs. 2003                                   +9%


    International markets contributing to +5% growth of international franchise restaurants were Asia, southern Africa, the Middle East and Caribbean/Latin America. In the U.S. market, overall franchise restaurants declined 1%.
    For the first quarter, favorable foreign currency conversion added 4 percentage points of franchise-fee growth. Excluding this factor, franchise fees increased 5%. This growth was primarily driven by international new-restaurant development and worldwide franchise same-store-sales growth of 3%.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Worldwide general and administrative (G&A) expenses increased $30 million, or 14%, in the first quarter prior to an unfavorable impact from foreign currency conversion of $4 million. The company incurred approximately $7 million of one-time charges related to the impairment of corporate assets and increased reserves related to potential development sites. The increase was also partially attributed to approximately $3 million associated with the company operating restaurants in Canada that were previously owned by our Canada joint venture.
    Other factors contributing to the increase include costs associated with the implementation of new financial and human-resource systems, increased compensation-related costs including pension and costs associated with international expansion.

    OTHER INCOME/EXPENSE

    Following the unexpected death of Arthur Ho, the principal of our Yan Can joint-venture, the company decided to dissolve this partnership. The company plans to liquidate the business. The financial impact of the dissolution was not material and is included in unallocated other income (expense).

    CASH-FLOW

    In the first quarter, the company generated $189 million in net cash provided by operating activities, spent capital of $103 million and repurchased $216 million of its own shares. Additional cash was generated from employee stock-option proceeds, proceeds from sales of property, plant and equipment and refranchising restaurants.

    SECOND-QUARTER 2004 OUTLOOK

    The company is comfortable with the current consensus estimate of $0.52 in EPS prior to special items in the second quarter.
    In several Asian markets, avian flu impacted the company's sales trends at KFC. Sales in all these Asian markets, including China, have recovered.
    It is important to note that the short-term adverse impact of the avian-flu situation in Asia will be reflected in second-quarter results (primarily in Period 4 with some continued impact in Period
5). The company estimates the avian-flu situation negatively impacted Period 4 international system-sales results by 5 to 6 percentage points prior to foreign currency conversion. The company estimates the negative impact of the avian-flu situation to Period 5 international system sales will be approximately 2 percentage points prior to foreign currency conversion. As previously indicated, the international period close is one period prior to the company's period-end date to facilitate worldwide consolidated reporting. The company has incorporated the impact of the avian-flu situation in its annual EPS guidance of at least $2.30 before special items.
    Additionally, the company expects to receive recoveries from the AmeriServe bankruptcy estate that will result in a second-quarter net special-items gain of $0.02 per share. It is our expectation that this will substantially complete the company's AmeriServe recoveries.

    FULL-YEAR OUTLOOK

    The company expects earnings per share to grow at least 10% each year with the continued execution of its three key strategies: (1) profitable international expansion, (2) steady improvement in operations and (3) multibranding category-leading brands.
    Based on first-quarter results and information currently available, including the short-term impact of the avian-flu situation and higher commodity prices, the company expects full-year EPS of $2.30 prior to special items. As always, the company will continue to update shareholders each four-week period on current sales trends worldwide.
    Projected factors contributing to the company's annual 2004 EPS guidance were published in the company's December 4, 2003, press release when the company presented its full-year EPS forecast for 2004 of at least $2.23 prior to special items. Based on current information, the company believes that those factors remain reasonable, except that the company now expects 2004 EPS of at least $2.30 prior to special items, which incorporates the following updated factors:

    -- Worldwide revenue growth of +6% to +7%: International, +13% to +14%; U.S., +2% to +3%.

    --  Franchise fees will exceed $1 billion, growth of +7% to +8%.

    --  International restaurant margin will be adversely affected by
        0.5 percentage points versus 2003 due to the full-year impact of the company now operating restaurants in Canada.

    -- General and administrative expenses will increase approximately $50 million or 5% versus 2003. This forecast includes the impact of the company now operating restaurants in Canada and the foreign-currency-conversion impact for the full year.

    -- Interest expense will be down approximately $20 to $25 million versus 2003.

    -- A benefit of approximately $25 million from foreign currency conversion on operating profit.

    -- Average shares outstanding to be in a range of 304 to 307 million.

    For 2004, the company currently expects reported EPS of at least $2.32 including a special-items gain of approximately $0.02 per share.


                                           Annual Outlook
                                  Forecast     Actual
                                    2004        2003    Incr/(Decr)
                                  ---------  ---------- ------------
EPS prior to Special Items          $2.30       $2.06       +12%
Special Items EPS                   $0.02      $(0.04)       NM
Reported EPS                        $2.32       $2.02       +15%


    PERIOD 4 SALES

    Period 4 estimated international system sales increased 3% prior to foreign currency conversion or 12% after conversion to U.S.
dollars. Estimated U.S. blended same-store sales at company restaurants increased 1% versus last year for the comparable four-week period ended April 17, 2004 (Period 4).


INTERNATIONAL SYSTEM Sales Growth (Estimated)
---------------------------------------------
                                                      Prior-Year
           Reported (U.S.$) Local Currency Basis Local Currency Basis
           ---------------- -------------------- ---------------------
Period 4         +12%                +3%                  +5%


    The company estimates the avian-flu situation in several Asian markets negatively impacted Period 4 international system-sales results by 5 to 6 percentage points prior to foreign currency conversion. The company estimates the negative impact of the avian-flu situation to Period 5 international system sales will be approximately 2 percentage points prior to foreign currency conversion.
    The timing of the Chinese New Year in 2004 negatively impacted Period 4 international system-sales results by approximately 1 percentage point versus 2003. As previously communicated, this positively impacted Period 3 international system-sales results by a similar amount.


U.S. Company Same-Store-Sales Growth (Estimated)
------------------------------------------------

                     Period 4 2004          Period 4 2003
                   ------------------     ------------------
U.S. BLENDED              +1%                    +1%
Taco Bell                 +6%                    +1%
Pizza Hut                 +3%                   (3)%
KFC                      (7)%                    +6%


    The timing of the Easter holiday weekend in 2004 negatively impacted Taco Bell and Pizza Hut Period 4 results by approximately 2 percentage points each versus 2003. This will positively impact Period 5 results by a similar amount.

    CONFERENCE CALL

    Yum! Brands Inc. will hold a conference call to review the company's financial performance and strategies at 9:15 a.m. EDT Thursday, April 22, 2004.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Thursday, April 22, at 12:15 p.m. EDT through Friday, May 7, at midnight EDT. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 6624636.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "1st Quarter Earnings Webcast." (Windows Media Player is required, which can be downloaded at no charge from the following URL: http://www.microsoft.com/windows/windowsmedia/players.asp. The process could take several minutes.)

    NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    Note: Sales results for Period 5 (the four-week period ending May 15, 2004) are scheduled to be released May 20, 2004.

    Excl F/x is prior to foreign currency conversion to U.S. dollars.

    Franchise Fees include fees from unconsolidated affiliates and franchise and license restaurants. Fees include ongoing royalty and license fees and initial fees.

    Franchise Restaurants include unconsolidated affiliates and franchise restaurants and exclude license restaurants.

    Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant openings less franchise restaurant closings divided by the prior year's franchise restaurant total.

    New-Restaurant Openings include unconsolidated affiliates, company-owned and franchise restaurants and exclude license restaurants.

    Special Items include AmeriServe and other charges (credits), Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

    System Restaurants include unconsolidated affiliates, company-owned and franchise restaurants and exclude license restaurants.

    System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants. Sales of unconsolidated affiliates, franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates, franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the fees are included in the company's revenues.

    Systemwide Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,200 multibrand restaurants. Outside the United States in 2003, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. In 2003 the company was recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."

    Analysts are invited to contact
    Tim Jerzyk, Vice President Investor Relations, at 888/298-6986

    Individual shareholders and analysts are invited to contact
    Lynn Schweinfurth, Director Investor Relations, at 888/298-6986

    Members of the media are invited to contact
    Amy Sherwood, Vice President Public Relations, at 502/874-8200



                           YUM! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)

                                                Quarter      % Change
                                           -----------------
                                           3/20/04  3/22/03    B/(W)
                                           -------- -------- ---------

Total revenues                              $1,970   $1,802     9

Costs and expenses
Company restaurant expenses                  1,491    1,372     (9)
General and administrative expenses            237      203    (16)
Franchise and license expenses                   2        7     56
Facility actions                                 9        9     NM
Other (income) expense                         (12)      (6)    84
Wrench litigation                                -        -     NM
AmeriServe and other charges (credits)           -        -     NM
                                           -------- --------
Total costs and expenses                     1,727    1,585     (9)
                                           -------- --------
Operating profit                               243      217     12
Interest expense, net                           35       42     16
                                           -------- --------
Income before income taxes and cumulative
 effect of accounting change                   208      175     19
Income tax provision                            66       57    (16)
                                           -------- --------
Income before cumulative effect of
 accounting change                             142      118     20
Cumulative effect of accounting change, net
 of tax                                          -       (1)    NM
                                           -------- --------
Net income                                    $142     $117     22
                                           ======== ========

Basic EPS Data
--------------
   EPS                                       $0.49    $0.40     23
                                           ======== ========
   Average shares outstanding                  291      293     1
                                           ======== ========
Diluted EPS Data
----------------
   EPS                                       $0.47    $0.39     21
                                           ======== ========
   Average shares outstanding                  305      303     (1)
                                           ======== ========

See accompanying notes.

Wrench litigation, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.


                           YUM! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                                             Quarter       % Change
                                        -----------------
                                        3/20/04  3/22/03     B/(W)
                                        -------- -------- ------------

Company sales                            $1,747   $1,597       9
Franchise and license fees                  223      205       9
                                        -------- --------
   Revenues                               1,970    1,802       9
                                        -------- --------

Company restaurants
   Food and paper                           540      492     (10)
   Payroll and employee benefits            480      450      (7)
   Occupancy and other operating
    expenses                                471      430     (10)
                                        -------- --------
                                          1,491    1,372      (9)
General and administrative expenses         237      203     (16)
Franchise and license expenses                2        7      56
Facility actions                              9        9      NM
Other (income) expense                      (12)      (6)     84
                                        -------- --------
                                          1,727    1,585      (9)
                                        -------- --------
Operating profit before special items       243      217      12
Interest expense, net                        35       42      16
Income tax provision                         66       57     (15)
                                        -------- --------
Earnings before special items              $142     $118      20
                                        ======== ========

Tax rate before special items              31.8%    32.6%   0.8 ppts.
                                        ======== ========

Diluted EPS before special items          $0.47    $0.39      19
                                        ======== ========

Company sales                             100.0%   100.0%
Food and paper                             30.9     30.8  (0.1) ppts.
Payroll and employee benefits              27.5     28.2   0.7 ppts.
Occupancy and other operating expenses     26.9     26.9       -
                                        -------- --------
Restaurant margin                          14.7%    14.1%  0.6 ppts.
                                        ======== ========

Reconciliation of Segment Operating Profit to Reported Operating
Profit
----------------------------------------------------------------------
U.S. operating profit                      $172     $163       6
International operating profit              130       95      36
Unallocated and corporate expenses          (48)     (35)    (37)
Unallocated other income (expense)           (3)       1      NM
Unallocated facility actions                 (8)      (7)     NM
                                        -------- --------
Operating profit before special items       243      217      12
Wrench litigation                             -        -       -
AmeriServe and other (charges) credits        -        -       -
                                        -------- --------
Reported operating profit                  $243     $217      12
                                        ======== ========

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.

                           YUM! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                                               Quarter      % Change
                                          -----------------
                                          3/20/04  3/22/03    B/(W)
                                          -------- -------- ----------

Company sales                              $1,166   $1,126      4
Franchise and license fees                    131      126      4
                                          -------- --------
   Revenues                                 1,297    1,252      4
                                          -------- --------

Company restaurants
   Food and paper                             333      323     (3)
   Payroll and employee benefits              366      359     (2)
   Occupancy and other operating expenses     304      293     (4)
                                          -------- --------
                                            1,003      975     (3)
General and administrative expenses           120      109     (9)
Franchise and license expenses                  1        4     78
Facility actions                                1        1     NM
                                          -------- --------
                                            1,125    1,089     (3)
                                          -------- --------
Operating profit                             $172     $163      6
                                          ======== ========

Company sales                               100.0%   100.0%
Food and paper                               28.6     28.7  0.1 ppts.
Payroll and employee benefits                31.4     31.9  0.5 ppts.
Occupancy and other operating expenses       26.0     26.0      -
                                          -------- --------
Restaurant margin                            14.0%    13.4% 0.6 ppts.
                                          ======== ========

See accompanying notes.

                           YUM! Brands, Inc.
                    INTERNATIONAL Operating Results
                         (amounts in millions)

                                             Quarter       % Change
                                        -----------------
                                        3/20/04  3/22/03     B/(W)
                                        -------- -------- ------------

Company sales                              $581     $471       24
Franchise and license fees                   92       79       16
                                        -------- --------
   Revenues                                 673      550       22
                                        -------- --------

Company restaurants
   Food and paper                           207      169      (22)
   Payroll and employee benefits            114       91      (25)
   Occupancy and other operating
    expenses                                167      137      (22)
                                        -------- --------
                                            488      397      (23)
General and administrative expenses          69       59      (17)
Franchise and license expenses                1        3       41
Facility actions                              -        1       NM
Other (income) expense                      (15)      (5)      NM
                                        -------- --------
                                            543      455      (19)
                                        -------- --------
Operating profit                           $130      $95       36
                                        ======== ========

Company sales                             100.0%   100.0%
Food and paper                             35.5     35.8    0.3 ppts.
Payroll and employee benefits              19.6     19.4  (0.2) ppts.
Occupancy and other operating expenses     28.8     29.1    0.3 ppts.
                                        -------- --------
Restaurant margin                          16.1%    15.7%   0.4 ppts.
                                        ======== ========

See accompanying notes.

                           YUM! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                    3/20/04  12/27/03
                                                    -------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $129      $192
Short-term investments, at cost                          25        15
Accounts and notes receivable, less allowance:
 $21 in 2004 and $28 in 2003                            204       169
Inventories                                              71        67
Assets classified as held for sale                      104        96
Prepaid expenses and other current assets               118       102
Deferred income taxes                                   165       165
                                                    -------- ---------
   Total Current Assets                                 816       806

Property, plant and equipment, net                    3,281     3,280
Goodwill                                                527       521
Intangible assets, net                                  355       357
Investments in unconsolidated affiliates                204       184
Other assets                                            511       472
                                                    -------- ---------
   Total Assets                                      $5,694    $5,620
                                                    ======== =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,236    $1,213
Income taxes payable                                    209       238
Short-term borrowings                                    17        10
                                                    -------- ---------
   Total Current Liabilities                          1,462     1,461

Long-term debt                                        2,054     2,056
Other liabilities and deferred credits                  986       983
                                                    -------- ---------
   Total Liabilities                                  4,502     4,500
                                                    -------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 290 shares and 292 shares issued in 2004 and 2003,
 respectively                                           802       916
Retained earnings                                       556       414
Accumulated other comprehensive income (loss)          (166)     (210)
                                                    -------- ---------
   Total Shareholders' Equity                         1,192     1,120
                                                    -------- ---------
   Total Liabilities and Shareholders' Equity        $5,694    $5,620
                                                    ======== =========

See accompanying notes.


                           YUM! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                          Quarter
                                                     -----------------
                                                     3/20/04  3/22/03
                                                     -------- --------
Cash Flows - Operating Activities
Net income                                              $142     $117
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change, net of taxes     -        1
  Depreciation and amortization                           95       87
  Facility actions                                         9        9
  Other liabilities and deferred credits                 (10)       7
  Deferred income taxes                                    1      (13)
  Other non-cash charges and credits, net                  9       17
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                          (11)      12
  Inventories                                             (3)      (7)
  Prepaid expenses and other current assets              (16)     (25)
  Accounts payable and other current liabilities          (6)     (80)
  Income taxes payable                                   (21)       4
                                                     -------- --------
  Net change in operating working capital                (57)     (96)
                                                     -------- --------
Net Cash Provided by Operating Activities                189      129
                                                     -------- --------
Cash Flows - Investing Activities
Capital spending                                        (103)    (112)
Proceeds from refranchising of restaurants                 2        2
Acquisition of restaurants from franchisees               (4)       -
Short-term investments                                   (10)     (11)
Sales of property, plant and equipment                     9       11
Other, net                                                 3       (9)
                                                     -------- --------
Net Cash Used In Investing Activities                   (103)    (119)
                                                     -------- --------
Cash Flows - Financing Activities
Revolving Credit Facility activity
 Three months or less, net                                 -       97
Repayments of long-term debt                              (3)      (2)
Short-term borrowings-three months or less, net            7      (23)
Repurchase shares of common stock                       (216)     (48)
Employee stock option proceeds                            63       10
                                                     -------- --------
Net Cash (Used In) Provided by Financing Activities     (149)      34
                                                     -------- --------
Effect of Exchange Rates on Cash and Cash Equivalents      -        1
                                                     -------- --------
Net (Decrease) Increase in Cash and Cash Equivalents     (63)      45
Cash and Cash Equivalents - Beginning of Period          192      130
                                                     -------- --------
Cash and Cash Equivalents - End of Period               $129     $175
                                                     ======== ========

See accompanying notes.

        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation, AmeriServe and other charges (credits) and, in 2003, the Cumulative effect of accounting change, net of tax. These amounts are described in (d), (e) and (f) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                                          Quarter
                                                     -----------------
                                                     3/20/04  3/22/03
                                                     -------- --------
Detail of Special Items
-----------------------------------------------------
Wrench litigation                                         $-       $-
AmeriServe and other (charges) credits                     -        -
Cumulative effect of accounting change                     -       (2)
                                                     -------- --------
Total special items                                        -       (2)

Tax on special items                                       -        1
                                                     -------- --------

Special items, net of tax                                 $-      $(1)
                                                     ======== ========

Average shares outstanding                               305      303
                                                     ======== ========

Special items diluted EPS                                 $-       $-
                                                     ======== ========

Reconciliation of Earnings Before Special Items to
 Net Income
-----------------------------------------------------
Earnings before special items                           $142     $118
Special items, net of tax                                  -       (1)
                                                     -------- --------
Net income                                              $142     $117
                                                     ======== ========

Reconciliation of EPS Before Special Items to
 Reported EPS
-----------------------------------------------------
Diluted EPS before special items                       $0.47    $0.39
Special items EPS                                          -        -
                                                     -------- --------
Reported EPS                                           $0.47    $0.39
                                                     ======== ========


 Notes to the Consolidated Summary of Results, Condensed Consolidated
  Statements of Cash Flows and Condensed Consolidated Balance Sheets
            (amounts in millions, except per share amounts)

(a)  Percentages may not recompute due to rounding.

(b)  Facility actions included the following:

                                                          Quarter
                                                     -----------------
                                                     3/20/04  3/22/03
                                                     -------- --------
Store closure costs                                       $-       $-
Asset impairment charges                                   1        2
Refranchising net loss (gain)                              8        7
                                                     -------- --------
Facility actions                                          $9       $9
                                                     ======== ========


In the previous year's reporting of results for the quarter ended
March 22, 2003, store closure costs and asset impairment charges were included in other (income) expense.

(c) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates.

(d) An insignificant amount of expense was recorded for the quarter ended March 20, 2004 reflecting interest related to the yet to be paid judgment against Taco Bell Corp. on June 4, 2003, in Wrench
    v. Taco Bell Corp. Our total recorded liability for this judgment, including interest, at March 20, 2004 was approximately $42 million.

(e) Amounts recorded as AmeriServe and other charges (credits) were not significant for the quarters ended March 20, 2004 and March 22, 2003.

(f) Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company recorded a cumulative effect adjustment of $2 million ($1 million after tax).

(g) In the quarter ended March 20, 2004, we repurchased approximately 6 million shares of our common stock at an average price of $36 per share.

                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended March 20, 2004

                                                             Total
                               Unconsolidated              Excluding
                       Company  Affiliates(a) Franchisees Licensees(b)
                       ------- -------------- ----------- ------------

Total U.S.
Beginning of Year       5,094              6      13,566       18,666
 New Builds                32              -          49           81
 Acquisitions               8              -          (8)           -
 Refranchising &
  Licensing                 -              -           -            -
 Closures &
  Divestitures            (49)            (1)       (100)        (150)
 Other                      -              -           3            3
                       ------- -------------- ----------- ------------
End of Quarter          5,085              5      13,510       18,600
                       ======= ============== =========== ============
% of Total                 27%             -          73%         100%

Total International
Beginning of Year       2,760          1,506       7,905       12,171
 New Builds                57             36         106          199
 Acquisitions               1             (5)          4            -
 Refranchising &
  Licensing                (3)             -           3            -
 Closures &
  Divestitures            (20)            (8)        (48)         (76)
 Other                     (1)            (7)          -           (8)
                       ------- -------------- ----------- ------------
End of Quarter          2,794          1,522       7,970       12,286
                       ======= ============== =========== ============
% of Total                 23%            12%         65%         100%

Total System
Beginning of Year       7,854          1,512      21,471       30,837
 New Builds                89             36         155          280
 Acquisitions               9             (5)         (4)           -
 Refranchising &
  Licensing                (3)             -           3            -
 Closures &
  Divestitures            (69)            (9)       (148)        (226)
 Other                     (1)            (7)          3           (5)
                       ------- -------------- ----------- ------------
End of Quarter          7,879          1,527      21,480       30,886
                       ======= ============== =========== ============
% of Total                 26%             5%         69%         100%

(a) Total U.S. and Total System include 5 Yan Can units.
(b) The total excludes 2,132 U.S. and 210 International licensee units. The U.S. licensee unit count includes 1,127 Pizza Huts, 942 Taco Bells and 63 KFCs. The International licensee unit count includes 98 Pizza Huts, 66 KFCs, 44 Taco Bells, 1 Long John
    Silver's and 1 A&W.


                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended March 20, 2004

                            United States
----------------------------------------------------------------------

                                                               Total
                                                             Excluding
                                         Company Franchisees Licensees
                                         ------- ----------- ---------
Pizza Hut U.S.
Beginning of Year                         1,776       4,624     6,400
 New Builds                                   4          21        25
 Acquisitions                                 7          (7)        -
 Refranchising & Licensing                    -           -         -
 Closures &  Divestitures                   (15)        (39)      (54)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,772       4,599     6,371
                                         ======= =========== =========
% of Total                                   28%         72%      100%

KFC U.S.
Beginning of Year                         1,252       4,204     5,456
 New Builds                                  13          14        27
 Acquisitions                                 -           -         -
 Refranchising & Licensing                    -           -         -
 Closures &  Divestitures                    (8)        (24)      (32)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,257       4,194     5,451
                                         ======= =========== =========
% of Total                                   23%         77%      100%

Taco Bell U.S.
Beginning of Year                         1,284       3,743     5,027
 New Builds                                   3           8        11
 Acquisitions                                 1          (1)        -
 Refranchising & Licensing                    -           -         -
 Closures &  Divestitures                     -         (16)      (16)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,288       3,734     5,022
                                         ======= =========== =========
% of Total                                   26%         74%      100%

Long John Silver's U.S.
Beginning of Year                           701         502     1,203
 New Builds                                  12           4        16
 Acquisitions                                 -           -         -
 Refranchising & Licensing                    -           -         -
 Closures &  Divestitures                    (6)        (10)      (16)
 Other                                        -           1         1
                                         ------- ----------- ---------
End of Quarter                              707         497     1,204
                                         ======= =========== =========
% of Total                                   59%         41%      100%

A&W U.S.
Beginning of Year                            81         493       574
 New Builds                                   -           2         2
 Acquisitions                                 -           -         -
 Refranchising & Licensing                    -           -         -
 Closures &  Divestitures                   (20)        (11)      (31)
 Other                                        -           2         2
                                         ------- ----------- ---------
End of Quarter                               61         486       547
                                         ======= =========== =========
% of Total                                   11%         89%      100%

                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to date Ended March 20, 2004

                            International
----------------------------------------------------------------------

                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC International
Beginning of Year          1,685            773       4,835     7,293
 New Builds                   48             32          56       136
 Acquisitions                  1             (5)          4         -
 Refranchising & Licensing    (3)             -           3         -
 Closures &  Divestitures    (12)            (6)        (22)      (40)
 Other                         3              -         (10)       (7)
                          ------- -------------- ----------- ---------
End of Quarter             1,722            794       4,866     7,382
                          ======= ============== =========== =========
% of Total                    23%            11%         66%      100%

Pizza Hut International
Beginning of Year          1,021            733       2,708     4,462
 New Builds                    9              4          43        56
 Acquisitions                  -              -           -         -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures     (7)            (2)        (23)      (32)
 Other                         1             (7)          9         3
                          ------- -------------- ----------- ---------
End of Quarter             1,024            728       2,737     4,489
                          ======= ============== =========== =========
% of Total                    23%            16%         61%      100%

Taco Bell International
Beginning of Year             54              -         150       204
 New Builds                    -              -           -         -
 Acquisitions                  -              -           -         -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures     (1)             -          (1)       (2)
 Other                        (5)             -           1        (4)
                          ------- -------------- ----------- ---------
End of Quarter                48              -         150       198
                          ======= ============== =========== =========
% of Total                    24%             -          76%      100%

A&W International
Beginning of Year              -              -         182       182
 New Builds                    -              -           6         6
 Acquisitions                  -              -           -         -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures      -              -          (2)       (2)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -         186       186
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%

Long John Silver's
 International
Beginning of Year              -              -          30        30
 New Builds                    -              -           1         1
 Acquisitions                  -              -           -         -
 Refranchising & Licensing     -              -           -         -
 Closures &  Divestitures      -              -           -         -
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -          31        31
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%


                           YUM! Brands, Inc.
                 United States Multibrand Restaurants
               For the Year to Date Ended March 20, 2004

                                             United States(a)
                                   -----------------------------------
                                              Multibrand Restaurants
                                                    in Operation
                                                     at 3/20/04
                                              ------------------------
                                     Gross
                                    Additions
                                    Year to   Company Franchise Total
                                      Date
                                    3/20/04
                                   ---------- ------- --------- ------
KFC
   Taco Bell                               4     180       483    663
   Pizza Hut                               -     101        39    140
   A&W                                    18     123       152    275
   Taco Bell/Pizza Hut 3 n 1               -      20        25     45
   Long John Silver's                     15      40        34     74
   Wing Works                              -      26         -     26
                                   ---------- ------- --------- ------
                                          37     490       733  1,223
Taco Bell
   Pizza Hut                               1     313       286    599
   Long John Silver's                      7      42        12     54
   Backyard Burgers                        1       9         -      9
   A&W                                     -       2         -      2
                                   ---------- ------- --------- ------
                                           9     366       298    664
Pizza Hut
   KFC                                     -       -         5      5
   Taco Bell                               -       -         1      1
   Wing Works                              -       1         -      1
   Pasta Bravo                             -       2         2      4
   WingStreet                             28      87         -     87
                                   ---------- ------- --------- ------
                                          28      90         8     98
Long John Silver's
   A&W                                    17     137        99    236
                                   ---------- ------- --------- ------

Total                                     91   1,083     1,138  2,221
                                   ========== ======= ========= ======

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect 180 International multibrand units in operation at the end of the period. This balance includes a decrease of 18 units primarily related to corrections to the 2003 year-end multibrand unit count for Canada.

    CONTACT: YUM! Brands Inc., Louisville
             Analysts:
             Tim Jerzyk, Vice President Investor Relations
             888/298-6986
             or
             Individual shareholders and analysts:
             Lynn Schweinfurth, Director Investor Relations
             888/298-6986
             or
             Members of the media:
             Amy Sherwood, Vice President Public Relations
             502/874-8200